CERTIFICATE   OF   AMENDMENT   OF   ARTICLES   OF
                                 INCORPORATION Las Vegas Sports and Celebrity Hall of Fame, Inc.
                                                 (the Corporation)

That we, the undersigned, Charles F. Richards, Jr.
(President/Director) and David L. Christensen (Secretary/Director) of the Corporation do hereby certify:

That the board of Directors of the Corporation at a meeting duly convened and held on the 14th day of February, 1997, adopted a resolution to amend the original articles as follows:

        Article V is hereby amended to read as follows:

        Fifth:                                    SHARES OF STOCK

        SHARES OF STOCK: The total number of authorized shares of the corporation is 50,000,000 (fifty-million) common voting shares of the par value of .001 per share. The consideration for the issuance of shares may be paid in whole or in part, in money, labor, services, property, or other things of value.

        Additionally:

        The currently issued and outstanding common stock of the corporation being 5,000 shares, is hereby forward split on a 1,200 for 1 basis making the currently issued and outstanding stock of the corporation 6,000,000 shares.

The number of shares of the Corporation outstanding and entitled to vote on an amendment to the Articles of Incorporation are 5,000, that the said change(s) and amendment has been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

Dated Wednesday, March 19th, 1997.

Las Vegas Sports and Celebrity                                        Attest
Hall of Fame, Inc.

By:                                By:
        Charles F. Richards, Jr.                         David L. Christensen
        President/Director                                 Secretary/Director




State of Nevada      )
                     )ss.
County of Clark      )

        The undersigned Notary Public certified, deposes and states that Charles F. Richards, Jr. and David L. Christensen, personally appeared before me and executed the foregoing on behalf of the Corporation as it's President and Secretary respectively, this 19th day of March, 1997.



By:
        Notary Public in and for
        said County and State